Exhibit 99.1

bioAffinity Technologies Reports Second Quarter 2026 Results and Continued Strong Commercial Momentum for CyPath® Lung

CyPath Lung test volume increased 216% year over year in Q2 2026

Company drives physician adoption of CyPath Lung and advances longitudinal clinical trial

Pipeline expands to include development of precision diagnostics for asthma and COPD and dermally delivered skin cancer therapeutics

SAN ANTONIO, Texas – August 7, 2026 – bioAffinity Technologies, Inc. (Nasdaq: BIAF; BIAFW), a biotechnology company focused on the need for noninvasive, accurate tests for the detection of early-stage lung cancer and other lung diseases and topically delivered therapeutics for squamous and basal cell skin cancers, today reported financial results and business highlights for the quarter ended June 30, 2026.

Q2 2026 Highlights and Recent Events

●	CyPath® Lung diagnostic test volume increased 216% during the second quarter of 2026 compared to the second quarter of 2025.

●	CyPath Lung testing revenue for the first six months of 2026 increased 159% to approximately $835,000, compared with approximately $323,000 for the first six months of 2025.

●	The Company delivered 1,097 CyPath Lung test reports during the first six months of 2026, compared with 390 during the same period of 2025.

●	The number of physician offices and clinics ordering CyPath Lung for their patients increased 122% during the second quarter of 2026 compared to the same period in 2025.

●	Existing clients as of June 30, 2025, increased their CyPath Lung orders by 71% year over year during the first six months of 2026.

●	The longitudinal clinical trial designed to evaluate the clinical performance of the CyPath Lung test has begun patient enrollment at 11 clinical sites, including nine Department of Veterans Affairs (VA) and military medical centers. Financial support for the trial has been provided by the John P. Murtha Cancer Center Research Program (MCCRP), a research program within the Department of Surgery at the Uniformed Services University of the Health Sciences in Bethesda, Maryland.

●	Positive preliminary therapeutic data support the development of topical treatments for squamous and basal cell skin cancers, with self-delivering stabilized siRNAs selectively killing melanoma, squamous and basal carcinoma cells while sparing healthy cutaneous cells.

●	bioAffinity presented positive research results advancing its diagnostic platform designed to identify antibody drug receptors in sputum to match patients with the most appropriate biologic therapies, including receptors for dupilumab, a leading therapy for asthma and chronic obstructive pulmonary disease (COPD), and benralizumab, another asthma therapy.

●	The Company published a comprehensive clinical review and white paper authored by Chief Medical Officer Gordon H. Downie, MD, PhD, that presents a practical clinical framework for incorporating CyPath Lung into pulmonary nodule evaluation and cancer surveillance.

●	The Company announced a collaboration with Pictor®, Inc., a targeted proteomic platform company, to support development and commercialization of bioAffinity Technologies’ next-generation diagnostic tests designed to provide a more complete picture of lung inflammation in patients with asthma and COPD.

●	The Society for Advanced Bronchoscopy (SAB) and National Association of Veterans Research Education Foundations (NAVREF) hosted webinars featuring multi-disciplinary panels of physicians who discussed CyPath Lung’s expanding role in the lung nodule care continuum.

●	bioAffinity received notification of allowance from the Mexican Institute of Industrial Property for a patent application protecting the use of defined antibodies and the porphyrin TCPP to label cell populations in sputum and the use of flow cytometry to determine the presence of lung cancer cells in sputum.

●	In June 2026, bioAffinity completed a public offering that generated approximately $3.2 million in gross proceeds to support commercialization activities, clinical development, and general corporate purposes.

Management Commentary

“Our commercial strategy continues to gain significant traction as physicians increasingly recognize the clinical value of CyPath Lung for evaluating patients at high risk for lung cancer and surveilling lung cancer survivors for recurrence,” said Maria Zannes, President and Chief Executive Officer of bioAffinity Technologies. “During the second quarter, CyPath Lung test volume surged 216% year-over-year. This growth reflects accelerating physician adoption and clinical confidence in our technology. As more clinics integrate CyPath Lung into their standard of care workflows, peer-to-peer education is a powerful driving force behind building broader awareness of the test’s ability to provide objective data that complements traditional imaging and supports faster, more informed clinical decisions.”

Ms. Zannes continued, “Alongside our commercial momentum, we achieved critical milestones across our strategic roadmap. In the second quarter, we expanded physician education initiatives, including scientific presentations, webinars, podcasts and real-world clinical case studies. We continued to make progress in our large-scale longitudinal study that includes VA and military medical centers, expanding our outreach to veterans. By leveraging our expertise in flow cytometry and AI and our work with siRNAs, we are building a robust pipeline of precision diagnostics for the large asthma and COPD markets and even larger therapeutic markets for topically delivered drugs that treat squamous and basal cell skin cancers.”

Ms. Zannes concluded, “Looking ahead, our priorities for the second half of 2026 are expanding physician adoption, increasing utilization among existing customers, and introducing CyPath Lung to new healthcare systems and specialty practices, including oncology. The positive results we see from research and development of precision diagnostics and a therapeutic for skin cancers are exciting as we advance our pipeline. We believe this balanced approach positions bioAffinity to create lasting value for patients, healthcare providers and shareholders.”

Second Quarter 2026 Financial Results

Revenue for the quarter ended June 30, 2026, was $1.5 million, a 19% increase from the $1.3 million reported for the same period in 2025. The increase is primarily due to an increase in sales of CyPath Lung.

Operating expenses for the second quarter of 2026 were $4.8 million, compared with $3.8 million in the second quarter of 2025.

●	Direct costs and expenses for the second quarter of 2026 were $1.1 million, compared to $1 million in the prior-year period, primarily reflecting higher CyPath Lung test volume.

●	Research and development expenses increased 16% year-over-year to $362,000, driven by laboratory supply purchases and costs associated with relocating the research and development lab from the University of Texas at San Antonio to the Precision Pathology Laboratory services campus.

●	Clinical development expenses rose to $476,000 from $129,000 in the second quarter of 2025 due to costs associated with initiating the longitudinal clinical study.

●	Selling, general and administrative expenses were $2.9 million for the second quarter of 2026, up from $2.2 million in the same period last year. The increase was primarily driven by higher employee compensation, reflecting the addition of sales and administrative personnel to support the expanding commercialization of CyPath Lung.

Net loss for the quarter ended June 30, 2026, was $3.4 million, compared with a net loss of $4.1 million for the second quarter of 2025.

Cash and cash equivalents as of June 30, 2026, were $2.4 million, compared with $6.4 million as of December 31, 2025.

About CyPath Lung

CyPath Lung by bioAffinity Technologies is a noninvasive test designed to improve the early detection of lung cancer in patients at high risk for the disease. CyPath Lung uses advanced flow cytometry and proprietary artificial intelligence (AI) to identify cell populations in patient sputum that indicate malignancy. CyPath Lung incorporates a fluorescent porphyrin that is preferentially taken up by cancer and cancer-related cells. In a published clinical trial of high-risk patients, CyPath Lung demonstrated 92% sensitivity, 87% specificity, 88% accuracy and 99% negative predictive value (NPV) in detecting lung cancer in patients at high risk for the disease who had small indeterminate lung nodules less than 20 millimeters. The high NPV gives physicians greater confidence that a negative result is truly negative, potentially sparing patients from unnecessary invasive and costly procedures. CyPath Lung is marketed as a Laboratory Developed Test (LDT) and is not intended for use as a sole diagnostic tool and should be considered alongside other clinical findings.

About bioAffinity Technologies, Inc.

bioAffinity Technologies, Inc. addresses the need for noninvasive diagnosis of early-stage cancer and other diseases of the lung and broad-spectrum cancer treatments. The Company’s first product, CyPath Lung, is a noninvasive test that has shown high sensitivity, specificity and accuracy for the detection of early-stage lung cancer. CyPath Lung is marketed as a Laboratory Developed Test (LDT) by Precision Pathology Laboratory Services, a subsidiary of bioAffinity Technologies. LDTs are overseen under the Clinical Laboratory Improvement Amendments (CLIA), which are administered by the Centers for Medicare & Medicaid Services. For more information, visit www.bioaffinitytech.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. These forward-looking statements are subject to various risks and uncertainties, many of which are difficult to predict, that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to successfully commercialize CyPath Lung and achieve broader market acceptance, the Company’s ability to obtain adequate financing to fund operations and development activities, risks related to the results of clinical trials and studies, the Company’s ability to obtain and maintain regulatory approvals or clearances, the Company’s ability to protect its intellectual property, competition from other companies developing similar products, changes in applicable laws or regulations, the Company’s limited operating history and history of operating losses, the Company’s receipt of a delisting determination notice from the Nasdaq Stock Market and the risks and uncertainties associated with the Company’s intent to appeal such determination and the outcome of any such appeal, and the other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and its subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made and predictions as to future facts and conditions. While the Company believes these forward-looking statements are reasonable, readers of this press release are cautioned not to place undue reliance on any forward-looking statements. The information in this release is provided only as of the date of this release, and the Company does not undertake any obligation to update any forward-looking statement relating to matters discussed in this press release, except as may be required by applicable securities laws.

Contact

bioAffinity Technologies

Julie Anne Overton

Director of Communications

investors@bioaffinitytech.com

bioAffinity Technologies, Inc.

Condensed Consolidated Balance Sheets

	June 30, 2026	December 31, 2025
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,429,719	$6,449,782
Accounts and other receivables, net	894,823	541,962
Inventory	82,378	53,548
Prepaid expenses and other current assets	458,360	519,916
Total current assets	3,865,280	7,565,208

Non-current assets:
Property and equipment, net	313,708	265,593
Operating lease right-of-use asset, net	769,270	334,289
Finance lease right-of-use asset, net	562,187	661,575
Goodwill	1,404,486	1,404,486
Intangible assets, net	687,639	716,806
Other assets	16,709	12,815

Total assets	$7,619,279	$10,960,772

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$969,845	$761,901
Accrued expenses	1,414,492	1,717,989
Unearned revenue	31,140	42,405
Operating lease liability, current portion	163,276	139,220
Finance lease liability, current portion	79,592	139,490
Notes payable, current portion	22,561	105,161
Total current liabilities	2,680,906	2,906,166

Non-current liabilities:
Operating lease liability, net of current portion	637,643	202,878
Finance lease liability, net of current portion	495,468	532,759
Notes payable, net of current portion	36,465	41,313

Total liabilities	3,850,482	3,683,116

Commitments and contingencies

Stockholders’ equity:
Preferred Stock, par value $0.001 per share; 20,000,000 shares authorized; 450 shares and 700 shares issued and outstanding at June 30, 2026, and December 31, 2025, respectively	1	1
Common Stock, par value $0.007 per share; 350,000,000 shares authorized; 6,783,061 and 4,498,675 issued and outstanding at June 30, 2026, and December 31, 2025, respectively	47,454	31,461
Additional paid-in capital	79,272,098	75,800,258
Accumulated deficit	(75,550,756)	(68,554,064)

Total stockholders’ equity	3,768,797	7,277,656

Total liabilities and stockholders’ equity	$7,619,279	$10,960,772

bioAffinity Technologies, Inc.

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025

Net revenue	$1,510,579	$1,269,483	$2,862,106	$3,123,080

Operating expenses:
Direct costs and expenses	1,087,837	1,016,602	2,016,473	2,384,462
Research and development	361,575	311,372	711,282	678,758
Clinical development	475,885	129,279	809,925	267,632
Selling, general and administrative	2,858,590	2,214,561	6,100,192	4,667,110
Depreciation and amortization	61,556	113,229	176,074	267,817

Total operating expenses	4,845,443	3,785,043	9,813,946	8,265,779

Loss from operations	(3,334,864)	(2,515,560)	(6,951,840)	(5,142,699)

Other income (expense):
Interest income	3,358	2,025	13,384	2,567
Interest expense	(11,688)	(10,460)	(26,410)	(25,945)
Other income	4,738	38,053	3,372	38,055
Other expense	(27,626)	(483,043)	(35,198)	(492,685)
Change in fair value of warrants issued	—	(1,062,818)	—	(1,062,818)

Total other income (expense), net	(31,218)	(1,516,243)	(44,852)	(1,540,826)

Net loss before provision for income tax expense	(3,366,082)	(4,031,803)	(6,996,692)	(6,683,525)

Income tax expense	—	28,984	—	37,679

Net loss	$(3,366,082)	$(4,060,787)	$(6,996,692)	$(6,721,204)

Net loss per common share, basic and diluted	$(0.64)	$(5.07)	$(1.44)	$(10.01)

Weighted average common shares outstanding	5,226,753	800,637	4,860,753	671,529

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